Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 of Breathe eCig Corp. (formerly DNA Precious Metals, Inc.) of our report dated April 7, 2015, relating to the consolidated financial statements which appear in the Form 10-K for the year ended December 31, 2014.

/s/ KBL, LLP
New York, NY
April 7, 2015